                                                                    EXHIBIT 12.3

                UNITED AIR LINES, INC. AND SUBSIDIARY COMPANIES

          CALCULATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                                                  TWELVE MONTHS
                                                                      ENDED
                                                                   DECEMBER 31
                                                                  -------------
                                                                      1993
                                                                  -------------
                                                                   (PRO FORMA)
Earnings:
  Loss before income taxes.......................................    $ (240)
  Fixed charges, from below......................................     1,145
  Interest capitalized...........................................       (51)
                                                                     ------
    Earnings.....................................................    $  854
                                                                     ======
Fixed Charges:
  Interest expense...............................................    $  420
  Portion of rental expense representative of the interest fac-
   tor...........................................................       725
                                                                     ------
    Fixed charges................................................    $1,145
                                                                     ======
Pro forma ratio of earnings to fixed charges.....................       (a)
                                                                     ======

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(a) Earnings were inadequate to cover fixed charges by $291 million.